PROSPECTUS

                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-109757

                               [ADSTAR, INC. LOGO]

                                1,832,602 Shares
                                  Common Stock

      The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,832,602 shares of our common stock as follows:

      1,590,000   shares issued in the private placement of our common stock to accredited investors in September, 2003;

         53,291 shares issued pursuant to the terms of an agreement between AdStar and Morse, Zelnick, Rose & Lander, LLP;

         13,393 shares issued as part of the compensation paid in connection with the agreement between AdStar and InvestLinc dated September 26, 2003;

         16,918 shares issued as part of the compensation paid in connection with a service agreement between AdStar and Loki Group, Ltd.; and

        159,000 shares which may be issued upon the conversion of 5-year warrants, issued as part of the commissions paid in connection with the September 2003 private placement of our common stock to accredited investors.

      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.

      Shares of our common stock are traded on the Nasdaq Small Cap Market under the symbol "ADST". On October 24, 2003, the closing price was $1.65 per share.

      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      See "Risk Factors" beginning on Page 3, for the factors you should consider before buying shares of our common stock.

                 The date of this prospectus is October 24, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements ..............................................     1
AdStar ..................................................................     1
Risk Factors ............................................................     3
Use of Proceeds .........................................................     9
Selling Security Holders ................................................    10
Plan of Distribution ....................................................    17
Legal Matters ...........................................................    18
Experts .................................................................    18
Where You Can Find More Information .....................................    18
Reports to Security Holders .............................................    19
Incorporation of Documents by Reference .................................    19
Provisions of our Certificate of Incorporation ..........................    20

      You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plan, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                     ADSTAR

      AdStar, Inc., a Delaware corporation ("AdStar" ) provides technology services within the classified advertising and publishing industries. AdStar is the only service provider that boasts a suite of services that meet the diversified needs of today's advertisers and publishers. AdStar has developed the only technology that gives advertisers the flexibility to create, schedule and pay for ads from their desktop or via the Web for simultaneous distribution in the print and online versions of newspapers. The company's technology has bridged disparate technologies and systems in a way that provides for seamless communications and transmission of ads between advertiser and publisher. The resulting services have eliminated traditional obstacles for advertisers, while providing publishers with an always-on, self-running sales channel that gives them more time and resources to focus on the business of publishing newspapers.

Executive Summary

      AdStar has the strength of more than 16 years of experience working with the largest publishers and advertisers in their respective industries. The company is in the enviable position in the marketplace with an unduplicated technology infrastructure and superior e-commerce services that continue to raise the industry standard for electronic ad transaction services in the multi-billion dollar classified ad industry.

      Since 1986, AdStar's dominance has spread from ad agencies, to professional contract advertisers, to the Internet with more than 40 of the largest newspapers in the country relying on AdStar's online ad transaction technology. While current ad transactions processed through AdStar's system represent only a miniscule portion of the overall yearly transactions between advertisers and publishers, AdStar's existing relationships with many of the leading newspaper publishers, third-party ad providers, the Newspaper Association of America (NAA) and CareerBuilder, place the company well ahead of any competitor in the marketplace. These relationships, combined with the high-margin classified ad sales market, the substantial equity interest of Tribune Company and the company's year-over-year growth in ad transactions since 2000, demonstrate AdStar's solid foundation and position the company for dramatic growth.

AdStar's e-Commerce Services

      AdStar's e-commerce application suite consists of multiple services that can be subscribed to separately or as a fully integrated solution. The suite supports both business-to-business and business-to-consumer advertising needs, and enables AdStar's customers to expand their relationships with their customers, while increasing sales volumes at reduced costs.

      The company's remote and online services simplify the media buying process by allowing advertisers to create, schedule, pay for and submit advertising from their desktops either through a remote connection directly to newspapers or through AdStar's private-label online ad transaction gateways. The process gives advertisers much greater control over the advertising process, including later deadlines, fewer errors from copy re-keying, administrative and reporting functions and, in many cases, more favorable rates.

      AdStar's solutions include AdStar Agency Ad Sales, AdStar Web-based Ad Sales and AdStar's new XML Gateway.

AdStar Agency Ad Sales

      AdStar Agency is the company's desktop and Web-based classified remote ad service for professional advertising agencies. The application accepts classified ad transmissions from agencies and large corporations using AdStar's advanced Web technology. The service delivers pricing results that provide for maximum flexibility and powerful design resources to provide unlimited creative capabilities. Below are some highlights of the AdStar Agency solution.

      o More than 1,400 large contract advertisers, including 400 recruitment agencies, such as TMP Worldwide, Miller Advertising, Shaker Advertising, and Nationwide Advertising, use AdStar's Agency Ad Sales service to submit advertisements directly to newspapers via a remote connection or through the Internet.

      o Direct Advertisers, including Century 21, Coldwell Banker, Ford, and General Cinemas use AdStar's remote ad entry software to place ads in newspapers across the country.

      o Fully integrates with most major vendors, including Harris, Atex, Ctext, SII, Mactive, CSI, Cybergraphics and Custom.

AdStar Web-based Ad Sales

      AdStar Web-based Ad Sales is a hosted classified ad transaction service that allows the general public to purchase classified ads directly from a publisher's Web site for publication in print and online versions of the newspaper. This solution allows newspapers to accept ads in real-time on a 24/7 basis in a much more cost-effective manner than they could do on their own. Below are some highlights of AdStar's Web technology.

      o More than 40 of the largest and most trusted newspapers in the United States, including the Atlanta Journal-Constitution, Chicago Tribune, The Denver Post and Detroit Free-Press count on AdStar's Web-based technology to transform their online businesses into classified ad sales channels.

      o More than 200 newspapers and 50 state newspaper associations accept pre-paid ads from AdStar's services, including private label sites, Advertise123.com and the NAA's BonafideClassifieds.com, and third-party ad providers in the automotive, real estate, call center and recruitment industries.

      o Web transactions in 2002 increased by 149% to 212,000 equaling $27.1 million in gross billings.

      o AdStar is the exclusive technology enabler behind Tribune Company's FlexAds, which allows professional advertisers and businesses to simultaneously compose, schedule, pay and place help-wanted ads on CareerBuilder.com and in Tribune's affiliated newspapers.

      o AdStar recently expanded its international presence with an agreement to provide Web-based classified ad transaction services to the Jerusalem Post.

AdStar XML Gateway

            The AdStar XML Gateway is a new XML-based solution that allows ad-taking applications for the publishing industry. Whether online or traditional print media, advertisers and publishers can leverage the established AdStar ad composition and delivery technology to cost effectively place ads directly into front-end publishing systems. As a result of Gateway's power and application programming interface (API), third-party ad providers in the automotive (Manheim Interactive), real estate (Celebro, CityFeet), outsourced call center (Classifieds-Plus), and recruitment (CareerBuilder) markets, can direct ads from a wide variety of channels directly into newspaper production systems. All of this can be done without any manual intervention by the production staff - thus adding profitable business to their bottom line.

Features of the AdStar XML Gateway include:

      o     Leverages 16 years of proven technology,

      o     An XML based interface,

      o     The ability to take pre-paid or publisher-billed ads,

      o     Advanced ad composition and preview capabilities,

      o     Publication-specific business rule enforcement, and

      o     Integration with existing classified publishing systems.

                                  RISK FACTORS

      The shares of AdStar common stock offered by the selling stockholders are speculative and involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors concerning the business of AdStar and this offering prior to making an investment decision.

      The following factors may affect the growth and profitability of AdStar and should be considered by any prospective purchaser of AdStar's common stock:

Our Ability To Sustain Our Operations And Ultimately Attain Profitability Could Be Adversely Affected If We Are Not Able To Generate New Significant ASP Revenues.

It is uncertain as to whether we can continue the exponential growth and transform our business to one generating new significant revenues from our ASP services. The uncertainty includes risks as to whether we will be able to:

      o attract a sufficient number of publishers for our publisher specific ASP ad-taking services to permit profitable operations;

      o generate enough volume to prove our current ASP pricing based on volume related fees will ultimately achieve sufficient revenues to permit profitable operations;

      o     respond effectively to competitive pressures; and

      o     attract, retain and motivate qualified personnel.

Our failure to address these risks successfully could adversely affect our ability to sustain our operations and ultimately attain profitability.

Our Unproven On-Line Business Model May Not Generate Expected Revenues.

Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues. Current expectations are that we will generate revenue from:

      o hosting and transaction fees for ads processed through our ASP product,

      o installation fees from publishers installing our new publisher specific ad-taking Web site services;

      o fees from publishers to process classified advertising utilizing our professional software product.

Our expectations with respect to future revenues are principally based on our ability to attract advertisers and publications. In particular, our assumption that we will not encounter any significant resistance by publishers to accepting Web-based ads may be wrong. Publishers might view transactions in which we charge a transaction fee as reducing the amounts they would receive if they obtained the ads directly. Conversely, advertisers may be reluctant to pay a mark-up to published classified advertising rates. If because of these factors, the revenues are not generated in the amounts and within the time periods necessary to sustain our operations, the prospects for our ASP, on-line business will be seriously compromised.

We Have A History Of Losses And Until We Are Able To Significantly Increase ASP Revenues We Expect Continued Losses.

The Company has incurred significant recurring net losses, and has used substantial funds in its operations. For the years ended December 31, 2001 and 2002 we had net losses of $1,884,498 and $2,159,643, respectively. Our 2001 and 2002 net losses were principally attributable to our shift in focus from an on-line business to an ASP business. We expect to continue to incur losses until we are able to increase our revenues significantly from fees based on the number of ad purchases transacted through our ASP product. Our operating expenses are expected to remain constant in connection with our expanded activities. Our future profitability will depend on our ability to increase our transaction and service revenues while controlling or reducing our costs. We may not be able to achieve profitability. However, based on our current operating plan, cash on hand, the expected full funding of proceeds from our September 2003 private placement of 1,590,000 shares of common stock to accredited investors, our ability to control costs, we believe we have sufficient resources available to see us through at least a year from the close of this financing.

The Growth Of Our Historical AdStar Business Is Limited And May Not Be Able To Sustain Our Operations On Its Own.

Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the installation, training and on-going support costs at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. Our ability to achieve sufficient revenues to justify the expectations of our investors is dependent on the success of our professional software product, which we believe eliminates these barriers. Our belief that we can successfully expand our business by migrating to an Internet delivery system and providing publisher specific site design, customization, implementation and management services may not be correct.

We May Be Unable To Obtain The Additional Capital Required To Grow Our Business Which Would Have An Adverse Effect On The Successful Implementation Of Our Planned Business Expansion.

Our ability to grow depends significantly on our ability to attract publishers to sign-up for AdStar's suite of products, which means having an adequate sales and marketing budget and adequate funds to continue to enhance our Web sites and ad-taking technology. If the actual cost of attracting publishers, and enhancing our Web sites and ad-taking technology are higher than projected or the revenues from our operations fall below our current expectations, we may need additional financing in the near future. In either event, if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have an adverse effect on the successful implementation of our planned business expansion.

We Are Vulnerable To Breakdowns In Service Which Could Cause Our Customers And Prospective Customers To Lose Faith In Our Ability To Service Their Needs.

As a business delivering certain services via the Internet, we are vulnerable to breakdowns and interruptions in Internet transmission which could disrupt our ability to provide continued and sustained support to advertisers and publishers. We have not yet suffered any serious breakdowns in service. If because of interruptions our customers and prospective customers lose faith in our ability to service their needs, they may choose more traditional means for placing their classified ads, may turn to our competition, or may choose to no longer outsource their Web-based ad-taking functions and instead perform the services in-house. If this were to occur, we would not be successful in building an on-line business. In March 2003 we entered into an arrangement with Tribune Company to build out a fully functional back-up site at their AT&T co-location in Redwood City, California. We expect the site to be fully operational during 2003.

Our Ability To Compete Effectively And Operate Profitably Cannot Be Assured Because Our ASP Business Could Face Competition From Many Sources.

We are unaware of any major company that provides a centralized publisher specific ad-taking Web site service for the selection, transaction and processing of classified ads or to multiple print and on-line publication technology. Those publishers that accept and process ads by traditional means like telephone, facsimile transmission and printed copy submissions are potential competitors. Our ability to compete successfully will depend on the perceived convenience of our services, ease of use and the amount of fees we charge. In addition, companies not now in the business of providing on-line remote ad entry but possessing more capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Some of these companies could have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than we can to new or emerging technologies and can devote greater resources than we can to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

We May Be Unable To Manage Our Growth.

Our business plan contemplates a sizable increase in the advertisers and publishers using our on-line services. In the event we need to increase the number of our employees beyond current levels, the recruitment, training and integration of these persons into our operations will place a significant strain on our managerial, operational and financial resources. We cannot guarantee that we will be able to manage effectively the expansion of our operations, or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If this were to occur, it would materially and adversely affect our business and prospects.

We May Not Be Able To Retain Key Existing Employees Or Attract The Large Number Of Additional Employees Essential To The Success Of Our New On-Line Business.

Our performance is substantially dependent on the performance of our management and key technical personnel and on our ability to attract the new Internet-oriented employees required in the implementation of our business plan. The competition for Internet-oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

Our Business Could Be Adversely Affected If The Services Of Either Our Chief Executive Officer Or Chief Technology Officer Become Unavailable To Us.

We are dependent on the continuing efforts of our President and Chief Executive Officer, Leslie Bernhard, and our Executive Vice President and Chief Technology Officer, Eli Rousso. Our business may be adversely affected if the services of either officer become unavailable to us. While we have obtained a key-man life insurance policy on the lives of both Leslie Bernhard and Eli Rousso in the amount of $850,000 each, this amount may not be sufficient to offset the loss of their services.

We Are Vulnerable To Potential Lawsuits Regarding Ad Content Or System Failure.

Because we facilitate the placement of advertisements in print and on-line publications, potential claims may be asserted against us for negligence, defamation or personal injury, or for reasons based on other theories, due to the nature of the content of these advertisements. Our technology does not contemplate our reviewing classified advertisement content processed on our Web sites for libelous or other statements that might give rise to possible liability. This role has been fulfilled historically by each publication and we expect the publications will continue to monitor their ads. Although we carry general and professional liability insurance, our coverage may not cover potential claims or may not be adequate to indemnify us fully. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage could place a strain on our available cash resources, could seriously jeopardize the success of our business plan and could materially and adversely affect our financial position, results of operations and cash flows.

We May Not Be Able To Protect Our Proprietary Rights.

We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks and copyrights. This is particularly true with respect to our Web-based service technology. We do not currently own any patents or patent applications on our technology and we have no assurance that our rights to that technology are patentable or otherwise protectable. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours regardless of whether or not we obtain patent protection.

Despite our existing trademark rights in the marks AD-STAR, ADSTAR, and Advertise123.com, the marks remain susceptible to trademark infringement due to the frequent illicit use and piracy of trademarks by "cyber squatters" on the Internet. Although we own the domain names Advertise123.com and ADSTAR.com, there remains the risk that third parties will seek to register our marks AD-STAR and Advertise123 in the other "top level" domains, e.g., .org, .net, and ..gov, or that they will register close copies of our marks.

Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. If for any of the above reasons we are deprived of any proprietary rights to our technology or trade style, our prospects for success may be seriously and adversely affected.

If Others Develop Alternate Technologies, Or Use Our Technology Without Our Authorization, Our Business, Results Of Operation And Financial Position Could Be Materially And Adversely Affected.

We do not currently own any patents or patent applications on our technology and we have no assurance that it will not be used by others without our authorization. Moreover, there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection. If others develop alternate technologies or use our technology without our authorization, our results of operations and financial position could be materially and adversely affected.

Natural Disasters Which Disrupt Our Services Could Have An Adverse Effect On Our Business, Results Of Operations And Financial Condition.

Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access is located in the Los Angeles, California area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. As discussed above we are in the process of building out a back-up site, which is not yet completed, and do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access is a reason for a user to decide to stop using access services. Accordingly, any disruption of access services in general, or our service specifically, due to systems failure could have an adverse effect on our business, results of operations and financial condition.

Our Corporate Documents May Limit Rights Of Stockholders.

Our Board of Directors has the authority to issue up to an additional 1,556,543 shares of preferred stock without any further vote or action by our stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of shares of common stock will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in control of the corporation which the stockholders may deem to be in the best interests of AdStar.

If Our Shares Of Common Stock Are Removed Or Delisted From The Nasdaq Small Cap Market, The Ability Of Stockholders To Sell Our Common Stock And Warrants In The Secondary Market Could Be Restricted.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If our shares of common stock are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules, in the event our securities are delisted from The Nasdaq Small Cap Market, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

If We Are Unable To Satisfy Nasdaq's Maintenance Requirements, Our Common Stock May Be Delisted From Nasdaq Which Could Impair The Liquidity And The Value Of Our Common Stock.

While the shares of common stock met current Nasdaq listing requirements when initially listed and are currently included on Nasdaq, there can be no assurance that we will meet the criteria for continued listing. Continued listing on Nasdaq generally requires that (i) we maintain at least $2,500,000 in stockholders equity, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the Common Stock be held by at least 300 holders. In September 2003, we received a letter from Nasdaq notifying us that the Company's stockholders' equity as of June 30, 2003 had fallen below their $2,500,000 minimum and requiring us to publicly disclose Nasdaq's Staff determination to delist our securities from The Nasdaq SmallCap Market at the opening of business on September 25, 2003 unless we appeal the determination before a Nasdaq Listing Qualifications Panel in which case the delisting of our securities will be deferred pending the Panel's decision. We believe we will be in compliance with Nasdaq's minimum $2,500,000 stockholders equity requirement upon the successful completion of our September 2003 private placement of 1,590,000 shares of common stock to accredited investors. However, even upon the successful completion of this private placement, there can be no assurance that the Panel will grant our request for continued listing. AdStar has requested and been granted a hearing on October 23, 2003 before a Nasdaq Listing Qualifications Panel to review the Staff's determination. Delisting of AdStar's securities has been deferred pending the Panel's decision. If we are unable to satisfy Nasdaq's maintenance requirements, our securities may be delisted from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "OTC Bulletin Board." Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of AdStar, and lower prices for our securities than might otherwise be obtained.

                                 USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. However, the shares offered by this prospectus include 159,000 shares underlying warrants, exercisable beginning on March 31, 2004 to purchase shares of our common stock at a price of $1.87 per share, assuming the exercise of all of the warrants, we would receive proceeds of $297,330, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

      The table below presents information as to the ownership of our common stock by the selling stockholders as of October 1, 2003. On October 1, 2003, 10,164,160 shares of our common stock were outstanding which include 2,268 shares issuable to vendors under our Vendor Compensation program. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

                                                                                        Shares to be      Percentage of
                                                    Shares Owned                        Owned             Common Stock
                                                    Before the          Shares that     After the         Owned After
Selling Stockholder                                 Offering            May Be Sold     Offering          The Offering
-----------------------------------------------------------------------------------------------------------------------
Paulson Investment Company, Inc.               **   1,530,842           78,705          1,452,137          13.34%

Chester Paulson                                **   1,914,427           17,448          1,896,979          17.17%

Edward Jeffery                                 **      73,270            5,820             67,450              *

Scott Weber                                    **      26,000            6,000             20,000              *

Erick Paulson                                  **       2,929            2,181                748              *

Barbara James                                  **       4,229            2,181              2,048              *

Lorraine Maxfield                              **      22,393            7,155             15,238              *

Glen Davis                                     **      12,030            4,680              7,350              *

Trent Davis                                    **      14,500            7,950              6,550              *

Christopher Schreiber                          **       9,600            9,600                  0              *

Wayne Hamersly                                 **     103,700            9,800             93,900              *

Scott Hamersly                                 **       7,480            1,480              6,000              *

Peter Jones                                    **       3,000            3,000                  0              *

Ken LaMear                                     **       1,500            1,500                  0              *

Kerry Bolen                                    **      11,500            1,500             10,000              *

                                                                               Shares to be       Percentage of
                                          Shares Owned                         Owned              Common Stock
                                          Before the          Shares that      After the          Owned After
Selling Stockholder                       Offering            May Be Sold      Offering           The Offering
---------------------------------------------------------------------------------------------------------------
Marina Co.                                 53,291             53,291                0                  *
1039 Willow Brook Road
Clinton Corners, New York 12514

InvestLinc Capital                         13,393             13,393                0                  *
2802 W. Higgins Road, Suite 700
Hoffman Estates, IL 90195

Loki Group, Ltd.                           16,918             16,918                0                  *
8619 Alpine Valley Road
Spring Grove, Illinois 60081

Generation Capital Associates             250,000            250,000                0                  *
1085 Riverside Terrace NW
Atlanta, GA 30328-3642

Morton Topfer                             240,000            240,000                0                  *
2600 Scenic Drive
Austin, TX  78703

Stephen H. Kleemann                       140,000             50,000           90,000                  *
526 Via Sinvosa
Santa Barbara, CA  93110

WCN/GAN Partners, Ltd.                    340,000            100,000          240,000               2.36%
P.O. Box 14670
Jackson, WY 83002

Christopher Swan                           88,500             80,000            8,500                  *
2222 N. Beachwood Drive  #110
Hollywood Hills, CA 90068

Dianna L. Murphy & James Murphy           104,000             64,000           40,000                  *
13524 NE Hassalo St
Portland, OR 97230

Les Mombert & Ann Mombert                  50,000             50,000                0                  *
19718 Hollygrape Street
Bend, OR 97702-2571

Robert Easton                              50,000             50,000                0                  *
21520 Lupine Ct
West Linn, OR 97068

Delbert LaFace                            150,000             50,000          100,000                  *
4242 Olympic View Lane
Anacortes, WA 98221

LaMear Investment Co. LLC                  50,000             50,000                0                  *
811 SW Naito Parkway #200
Portland, OR 97204

                                                                               Shares to be       Percentage of
                                          Shares Owned                         Owned              Common Stock
                                          Before the          Shares that      After the          Owned After
Selling Stockholder                       Offering            May Be Sold      Offering           The Offering
---------------------------------------------------------------------------------------------------------------
Richard D. Cloud Family Trust              50,000             50,000                0                  *
P.O. Box 7737
Bend, OR 97708

Susan Coit                                 50,000             50,000                0                  *
P.O. Box 2192
Telluride, CO 81435-2192

Wil & Barbara Wilson                       50,000             50,000                0                  *
17900 Mallard Lane SE
Dayton, OR 97114

Thair Q. Schneiter                         50,000             50,000                0                  *
P.O. Box 2587
Mesquite, NV 89024

A.F. & Sandra Divito                       75,000             50,000           25,000                  *
9413 NE Oak View Drive
Vancouver, WA 98662

Gleason Eakin Trust                        70,000             50,000           20,000                  *
2725 Hope Forest Drive
Las Vegas, NV 89134

Kathleen J. Cloud Family Trust             50,000             50,000                0                  *
P.O. Box 7737
Bend, OR 97708

Stephen F. Martin                          75,000             50,000           25,000                  *
365 Forest Ave.  #4C
Palo Alto, CA 94301-2568

James D. Fralin                            40,000             40,000                0                  *
P.O. Box 5037
Roanoke, VA 24012

Selig Zises                                40,000             40,000                0                  *
988 5th Avenue
New York, NY 10021

Steven & Mary Wilson                       26,000             26,000                0                  *
10135 SE Wallace Road
Dayton, OR 97114

Gary Bryant                                25,000             25,000                0                  *
16 Carmel Woods
Laguna Niguel, CA 92677-1008

Paul & Nancy Winklesky                     25,000             25,000                0                  *
115 Randall Court
Oregon City, OR 97045

                                                                               Shares to be       Percentage of
                                          Shares Owned                         Owned              Common Stock
                                          Before the          Shares that      After the          Owned After
Selling Stockholder                       Offering            May Be Sold      Offering           The Offering
---------------------------------------------------------------------------------------------------------------
David J. Boland                            35,000             25,000           10,000                  *
3043 NE Rocky butte Road
Portland, OR 97220

Charles W. Botsford                        25,000             25,000                0                  *
P.O. Box 889
Clackamas, OR 97015

--------------------------------------------------------------------------------
*     Less than 1%

** Have an address at c/o Paulson Investment Company, Inc. 811 S.W. Naito Parkway #200 Portland, Oregon 97204

      Paulson Investment Company, Inc. served as the (i) managing underwriter in our September 2000 public offering of 2,000,000 shares of common stock, (ii) placement agent in the private offering of 1,300,000 shares of our common stock, at a price of $.50 per share, to accredited investors during the period of November 5, 2001 through January 17, 2002 and (iii) placement agent in the private offering of 1,590,000 shares of our common stock, at a price of $1.25 per share, to accredited investors during the September 2003. For their services in the September 2003 private offering we paid to them a commission consisting of $159,000 in cash and 5-year warrants to purchase up to 159,000 shares of our common stock exercisable beginning on March 31, 2004 at a per share price of $1.87, of which 80,295 were distributed by Paulson Investment Company, Inc. to its employees, consultants and agents.

Paulson Investment Company, Inc.'s beneficial ownership of our common stock includes the following:

      o 730,000 shares, of which 200,000 shares are re-salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-60664) filed on May 17, 2001;

      o     The following currently exercisable common stock purchase warrants:

                  (i)   80,000 exercisable at $9.00, expiring on 12/16/04;

                  (ii)  149,000 exercisable at $1.80, expiring on 09/25/05;

                  (iii) 350,000 exercisable at $1.07, expiring on 04/06/06. The shares of common stock underlying this warrant are re-salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-60664) filed on May 17, 2001; and

                  (iv) 22,137 exercisable at $0.75, expiring on 01/16/07. The shares of common stock underlying this warrant are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002.

      o 121,000 shares issuable upon exercise of 60,500 unit warrants at a price of $7.20 per unit, each unit consists of one share of common stock and one common stock purchase warrant exercisable at a price of $9.00 per share; and

                  o 78,705 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

      Chester Paulson is the controlling shareholder of Paulson Investment Company, Inc. and Paulson Capital Corporation, and the beneficial owner of more than 5% of AdStar's outstanding common stock.

His beneficial ownership of our common stock includes:

      o All the shares registered in the name of Paulson Investment Company, Inc;

      o     99,958 shares registered in the name of Paulson Capital Corporation;

      o     180,000 shares;

      o 50,000 shares issuable upon exercise of warrants at a price of $9.00 per share, expiring on 12/16/04;

      o 18,000 shares issuable upon exercise of 9,000 unit warrants at a price of $7.20 per unit, each unit consists of one share of common stock and one common stock purchase warrant exercisable at a price of $9.00 per share;

      o 16,200 shares issuable upon exercise of warrants at a price of $1.80 per share, expiring on 09/25/05;

      o 1,979 shares issuable upon exercise of warrants at a price of $0.75 per share, expiring on 01/16/07; and

      o 17,448 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Edward Jeffrey's beneficial ownership of our common stock includes:

      o     27,450 shares;

      o 40,000 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 5,820 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Scott Weber's beneficial ownership of our common stock includes:

      o 20,000 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-81338), as amended, filed on February 11, 2002; and

      o 6,000 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Erick Paulson's beneficial ownership of our common stock includes:

      o     500 shares;

      o 248 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 2,181 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Barbara James's beneficial ownership of our common stock includes:

      o 1,800 shares issuable upon exercise of warrants at a price of $1.80, expiring on 09/25/05;

      o 248 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 2,181 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Lorraine Maxfield's beneficial ownership of our common stock includes:

      o     500 shares;

      o 4,500 shares issuable upon exercise of warrants at a price of $7.20 per share, expiring on 12/16/04;

      o 9,000 shares issuable upon exercise of warrants at a price of $1.80 per share, expiring on 09/25/05;

      o 1,238 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 7,155 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Glen Davis's beneficial ownership of our common stock includes:

      o 2,800 shares issuable upon exercise of warrants at a price of $7.20 per share, expiring on 12/16/04;

      o 4,000 shares issuable upon exercise of warrants at a price of $1.80 per share, expiring on 09/25/05;

      o 550 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 4,680 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Trent Davis's beneficial ownership of our common stock includes:

      o 2,000 shares issuable upon exercise of warrants at a price of $7.20 per share, expiring on 12/16/04;

      o 4,000 shares issuable upon exercise of warrants at a price of $1.80 per share, expiring on 09/25/05;

      o 550 shares issuable upon exercise of warrants at a price of $0.75 per share expiring on 01/16/07, which shares are re-salable pursuant to our Registration Statement on Form S-3, as amended (SEC File # 333-81338), filed on February 11, 2002; and

      o 7,950 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Wayne Hamersly's beneficial ownership of our common stock includes:

      o     20,000 shares;

      o 61,900 shares issuable upon exercise of warrants at a price of $7.20 per share, expiring on 12/16/04;

      o 12,000 shares issuable upon exercise of warrants at a price of $1.80 per share, expiring on 09/25/05; and

      o 9,800 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Scott Hamersly's beneficial ownership of our common stock includes:

      o 6,000 shares issuable upon exercise of warrants at a price of $7.20 per share, expiring on 12/16/04; and

      o 1,480 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Peter Jones's beneficial ownership of our common stock includes:

      o 3,000 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Ken LaMear's beneficial ownership of our common stock includes:

      o 1,500 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

Kerry Bolen's beneficial ownership of our common stock includes:

      o     10,000 shares; and

      o 1,500 shares, re-salable pursuant to this prospectus, are issuable upon exercise of warrants, exercisable beginning on March 31, 2004, at a price of $1.87 and expiring on March 31, 2009.

WCN/GAN Partners, Ltd's beneficial ownership of our common stock includes:

      o     40,000 shares;

      o 100,000 shares which are re-salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-81338) filed on February 11, 2002; and

      o 100,000 shares which are re-salable pursuant to our Registration Statement on Form S-3 (SEC File # 333-91568) filed on June 28, 2002.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes affiliates, nominees, distributees, donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

      We will pay all of the expenses relating to the registration of the shares covered by this prospectus except for selling commissions. These expenses are estimated at approximately $ 47,000.

                                  LEGAL MATTERS

      Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, New York 10022 delivered an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, the following securities: warrants to purchase 50,000 shares of our common stock, all of which are currently exercisable; and options to purchase 50,000 shares of our common stock. Stephen A. Zelnick, Esq., a member of Morse, Zelnick, Rose & Lander, LLP, serves as a director of AdStar.

                                     EXPERTS

      The financial statements as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements for the year ended December 31, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports and other information with the Securities and Exchange Commission. You may inspect these reports and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get copies of these reports and other information from these offices upon payment of the required fees. These reports and other information can also be accessed from the website maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of that registration statement, does not contain all of the information included in that registration statement and its accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by that reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002;

      (2) Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31, 2003 and June 30, 2003;

      (3) Current Reports on Form 8-K filed on February 24, 2003, April 3, 2003, September 26, 2003 and October 16, 2003; and

      (4) The description of AdStar's Common Stock, contained in its Registration Statement on Form 8-A, filed on December 15, 1999, registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information; and

      (5)   Each document filed after the date of this prospectus pursuant to
            Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to AdStar, Inc., 4553 Glencoe Avenue, Suite #325, Marina del Rey, California 90292, (310) 577-8255 Attention: Leslie Bernhard, President and Chief Executive Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN

OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION LIMITING THE RIGHTS TO RECOVER MONETARY RELIEF AGAINST OUR DIRECTORS FOR A BREACH OF THEIR FIDUCIARY DUTY OF CARE

Limitation of Director Liability; Indemnification

      As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, except for:

      o for breach of his or her duty of loyalty to us or to our stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or

      o for any transaction from which he or she derived an improper personal benefit.

      This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

      Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

      We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

================================================================================
      You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements ...............................................     1
AdStar ...................................................................     1
Risk Factors .............................................................     3
Use of Proceeds ..........................................................     9
Selling Security Holders .................................................    10
Plan of Distribution .....................................................    17
Legal Matters ............................................................    18
Experts ..................................................................    18
Where You Can Find More Information ......................................    18
Reports to Security Holders ..............................................    19
Incorporation of Documents by Reference ..................................    19
Provisions of our Certificate of Incorporation ...........................    20

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                                1,832,602 Shares
                                  Common Stock

                                  ADSTAR, INC.

                                   PROSPECTUS

                                October 24, 2003

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